Exhibit 99.1

For Immediate Release on Tuesday, May 10, 2011

GASCO ENERGY ANNOUNCES FIRST QUARTER 2011 RESULTS

DENVER — May 10, 2011 /PRNewswire-FirstCall/ — Gasco Energy (NYSE Amex: GSX) today announced financial and operating results for the first quarter ended March 31, 2011.

First Quarter 2011 Financial Results

For the first quarter 2011, Gasco reported a net loss of $1.6 million, or $0.01 per share, as compared to net income of $2.9 million, or $0.03 per share, for the same period in 2010.

Included in the first quarter 2010 results are derivative gains of $3.3 million attributed to hedge effect. Excluding the effect of the derivative gains in the first quarter of 2010, Gasco would have posted a net loss of $0.4 million. Excluding derivative gains of $64,000 for Q1-11, Gasco would have posted a net loss of $1.7 million for the quarter.  Net loss excluding the effect of derivative gains is a non-GAAP financial measure.

Oil and gas sales during Q1-11 decreased by 26% to $4.3 million, as compared to sales of $5.8 million for the same period in 2010. The quarter-over-quarter decrease in oil and gas sales is primarily attributed to a 26% decrease in prices received for sales of Gasco’s natural gas and to a 4% decrease in equivalent production during the comparable periods, offset in part by a 16% increase in prices received for oil volumes.

Gasco’s average realized gas price was $4.06 per thousand cubic feet of natural gas (Mcf) for Q1-11, including the effect of hedges, compared to $5.46 per Mcf for the same period in 2010, also including the effect of hedges.  The Company’s risk management activities increased its average gas price by $0.44 per Mcf during Q1-11. Excluding the impact of hedges, the Company’s average price received for its natural gas production during Q1-11 was approximately $3.61 per Mcf as compared to $5.79 per Mcf in the prior-year period.

The average realized oil price for Q1-11 was $74.74 per barrel, as compared to $64.47 per barrel for Q1-10.  Gasco does not hedge its crude oil volumes.

Net cash provided by operating activities during Q1-11 was $0.9 million, as compared to $1.1 million in the same period in 2010.  Net cash used in investing activities during Q1-11 was $2.7 million, as compared to net cash provided by investing activities in Q1-10 of $23.3 million.  The $23.3 million of net cash provided by investing activities during Q1-10 is primarily attributed to $23.0 million in proceeds from the sale of the Company’s midstream assets during the prior-year quarter.  Cash and cash equivalents were $1.1 million at March 31, 2011, compared to $2.0 million at December 31, 2010.

During May 2011, Gasco completed its semi-annual re-determination of its borrowing base under its credit facility with JPMorgan.  As a result, the Company’s borrowing base was decreased from $16 million to $15 million.  As of May 10, 2011, Gasco had $8.6 million in borrowings and letters of credit drawn on the facility.  Gasco’s total assets were $79.4 million and stockholders’ equity was $40.5 million, as of March 31, 2011.

Unit Cost Comparisons — LOE / DD&A / G&A

Lease operating expense (LOE) for Q1-11 was $1.3 million, as compared to $0.9 million in the same period in 2010.  On a per-unit basis, LOE was $1.40 per thousand cubic feet of natural gas equivalent (Mcfe) in Q1-11, as compared to $0.94 per Mcfe in the year-ago period.  The 44% increase in total LOE in Q1-11 period as compared to Q1-10 is attributed to an increase in operating expenses of $0.40 per Mcfe and an increase in production taxes of $0.06 per Mcfe primarily due to the expiration of certain tax benefits during Q1-11.

Transportation and processing expense was $0.8 million during Q1-11, or $0.84 per Mcfe, as compared to $0.2 million in Q1-10, or $0.24 per Mcfe.  The increase in transportation expense during Q1-11 is the result of incurring three months of these costs in 2011, as compared to incurring only one month of these costs in 2010 due to the fact that prior to the sale of the Company’s gathering assets during February 2010, these intercompany costs were eliminated from revenue and expense.

Depletion, depreciation and amortization (DD&A) was $0.8 million for Q1-11, as compared to $0.9 million for the same period in 2010.  On a per-unit basis, DD&A for Q1-11 was $0.89 per Mcfe, as compared to $0.88 per Mcfe for the same period in 2010.

The Company reported general and administrative expense (G&A) of $1.1 million in Q1-11, versus $3.1 million in the same period in 2010.  On a per-unit basis, total G&A for Q1-11 was $1.18 per Mcfe, as compared to $3.08 per Mcfe for the same period in 2010.  G&A expense for Q1-11 includes $0.2 million of non-cash, stock-based compensation expense, or, on a per-unit basis, $0.18 per Mcfe, as compared to the prior-year period total of $0.5 million, or $0.54 per Mcfe.  The decrease in G&A during Q1-11, as compared to Q1-10, is primarily attributed to the payments the Company agreed to make to its former president and chief executive officer in conjunction with his resignation during Q1-10.  Compensation expense related to the resignation, a component of total G&A, was $0.950 million or $0.95 per Mcfe during Q1-10.

Unit Cost Analysis

	Q1-11	Q1-10	% Chg.
Production in Natural Gas Equivalent (Mcfe)	958,519	1,000,099	-4%
Average Price Received Gas ($ Mcf)	$4.06	$5.46	-26%
Average Price Received Oil ($ Bbl)	74.74	64.47	16%
Lease Operating Expense ($ Mcfe)	1.40	0.94	49%
Production Tax ($ Mcfe)	0.21	0.15	40%
Transportation Expense	0.84	0.24	250%
DD&A Expense ($ Mcfe)	0.89	0.88	1%
G&A Expense ($ Mcfe)	1.18	3.08	-62%
Non-cash Stock-based Compensation Expense ($ Mcfe)	0.18	0.54	-67%

Production

Estimated cumulative net production for Q1-11 was 959 million cubic feet of natural gas equivalent (MMcfe), as compared to 1,000 MMcfe in the prior-year period, a 4% decrease. Included in the Q1-11 equivalent calculation is 7,574 barrels of liquid hydrocarbons, a 26% decrease when compared to the same period in 2010 liquids volumes of 10,232 barrels. Oil sales volumes during 2010 were higher than oil sales volumes during the 2011 period, in part because the 2010 volumes included the sales of condensate from Gasco’s evaporative facilities that were sold in February 2010.

At March 31, 2011, Gasco operated 133 gross wells.  Gasco currently has an inventory of 19 operated wells with up-hole recompletions and has one Upper Mancos well awaiting initial completion activities.  The Company does not have a drilling rig under contract at this time, as was the case for all of 2010.  The Company is currently in the process of final permitting for the upcoming two-well Green River oil well program which is expected to commence drilling in mid-June 2011.  The Company expects production results in Q311.

Risk Management

At recent production levels, approximately 20% of Gasco’s net production volumes were hedged through the following instruments:

Gasco 2011-2012 Swap Agreements

Agreement Type	Remaining Term	Quantity	Fixed Price	Floating Price (a)
Swap	4/11 – 12/11	2,000 MMBtu per day	$4.00 / MMBtu	NW Rockies
			Call/Put Price	Index Price (a)
Costless Collar	1/12 – 12/12	2,000 MMBtu per day	$4.25 / $5.12 MMBtu	NW Rockies

(a)   Northwest Pipeline Rocky Mountains — Inside FERC first of month index price

Teleconference Call

A conference call with investors, analysts and other interested parties is scheduled for 11:00 a.m. EDT on Wednesday, May 11, 2011 to discuss the first quarter 2011 financial and operating results.  You are invited to participate in the call which will be broadcast live over the Internet and via teleconference.

Date:	Wednesday, May 11, 2011

Time:	11:00 a.m. EDT
10:00 a.m. CDT
9:00 a.m. MDT
8:00 a.m. PDT

Call:	(866) 392-4171 (US/Canada) and (706) 634-6345 (International),
Passcode / Conference ID #: 61107243

Internet:	Live and rebroadcast over the Internet: log on to
http://www.videonewswire.com/event.asp?id=78779

Replay:	Available through Wednesday, May 18, 2011 at (800) 642-1687
(US/Canada) and (706) 645-9291 (International) using passcode #
61107243 and for 30 days at http://www.gascoenergy.com

About Gasco Energy

Denver-based Gasco Energy, Inc. (NYSE Amex: GSX) is a natural gas and petroleum exploitation, development and production company engaged in locating and developing hydrocarbon resources, primarily in the Rocky Mountain region.  Gasco’s principal business is the acquisition of leasehold interests in petroleum and natural gas rights, either directly or indirectly, and the exploitation and development of properties subject to these leases.  Gasco currently focuses its drilling efforts in the Riverbend Project located in the Uinta Basin of northeastern Utah, targeting the Wasatch, Mesaverde, Blackhawk, Mancos, Dakota and Morrison formations.  To learn more, visit http://www.gascoenergy.com.

Contact for Gasco Energy, Inc.: Investor Relations — 303-483-0044

Forward-looking Statements

Certain statements set forth in this press release relate to management’s future plans, objectives and expectations.  Such statements are forward-looking within the meanings of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  All statements other than statements of historical facts included in this press release, including, without limitation, statements regarding Gasco’s future financial position, potential resources, business strategy, budgets, projected costs and plans and objectives of management for future operations, are forward-looking statements. These statements express, or are based on, management’s expectations about future events. In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “will,” “should,” “expect,” “intend,” “project,” “estimate,” “anticipate,” “plan,” “believe,” “foresee,” or “continue” or the negative thereof or similar terminology.

Although any forward-looking statements contained in this press release are to the knowledge or in the judgment of the officers and directors of Gasco, believed to be reasonable under the circumstances, there can be no assurances that any of these expectations will prove correct or that any of the actions that are planned will be taken.  Forward-looking statements involve assumptions which may be inaccurate, and known and unknown risks and uncertainties (some of which are beyond Gasco’s control) that may cause Gasco’s actual performance and financial results in future periods to differ materially from any projection, estimate or forecasted result.  Some of the key factors that may cause actual results to vary from those Gasco expects include the consummation of recently announced asset sales or transactions on a timely basis; inherent uncertainties in interpreting engineering and reserve or production data and the timing and amount of future production; operating hazards; delays or cancellations of drilling operations because of weather and other natural and economic forces; fluctuations in oil and natural gas prices; competition from other companies with greater resources; environmental and other government regulations, including new or proposed legislation; defects in title to properties; increases in Gasco’s cost of borrowing or inability or unavailability of capital resources to fund capital expenditures; Gasco’s ability to generate sufficient cash flows to operate; pipeline constraints; overall demand for natural gas and oil in the United States; changes in general economic conditions in the United States; Gasco’s ability to manage interest rate and commodity price exposure; changes in Gasco’s borrowing arrangements; the condition of credit and capital markets in the United States; and other risks described in (i) Part I, “Item 1A—Risk Factors,” “Item 7—Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Item 7A—Quantitative and Qualitative Disclosure About Market Risk” and elsewhere in Gasco’s Annual Report on Form 10-K for the year ended December 31, 2010 filed with the SEC on March 2, 2011, and (ii) Gasco’s other reports and registration statements filed from time to time with the SEC.

Any of these factors could cause Gasco’s actual results to differ materially from the results implied by these or any other forward-looking statements made by Gasco or on its behalf.  Gasco cannot assure you that its future results will meet its expectations.  When you consider these forward-looking statements, you should keep in mind these factors.  All subsequent written and oral forward-looking statements attributable to Gasco, or persons acting on its behalf, are expressly qualified in their entirety by these factors.  Gasco’s forward-looking statements speak only as of the date made.  Gasco assumes no duty to update or revise its forward-looking statements based on changes in internal estimates or expectations or otherwise.

[Financial and Operational Tables Accompany this News Release]

The notes accompanying the financial statements are an integral part of the consolidated financial statements and can be found in Gasco’s Filing on Form 10-Q for the quarter ended March 31, 2011 filed with the SEC on May 10, 2011.

GASCO ENERGY, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

	March 31,	December 31,
	2011	2010
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$1,097,521	$1,994,542
Accounts receivable
Joint interest billings	1,431,608	1,296,719
Revenue	2,209,047	2,423,114
Inventory	1,772,403	1,773,079
Derivative instruments	—	193,959
Prepaid expenses	85,071	121,637
Total	6,595,650	7,803,050

PROPERTY, PLANT AND EQUIPMENT, at cost
Oil and gas properties (full cost method)
Proved properties	264,542,034	263,104,555
Unproved properties	35,946,155	35,941,100
Facilities and equipment	1,123,338	1,120,134
Furniture, fixtures and other	208,626	240,659
Total	301,820,153	300,406,448
Less accumulated depletion, depreciation, amortization and impairment	(231,527,964)	(230,701,994)
Total	70,292,189	69,704,454

OTHER ASSETS
Deposit	639,500	639,500
Note receivable	500,000	500,000
Deferred financing costs	1,348,105	1,363,425
Total	2,487,605	2,502,925

TOTAL ASSETS	$79,375,444	$80,010,429

GASCO ENERGY, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS (continued)

(Unaudited)

	March 31,	December 31,
	2011	2010

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES
Accounts payable	$860,441	$2,111,192
Revenue payable	3,022,622	2,598,693
Advances from joint interest owners	373,065	1,164,414
Current portion of long-term debt	7,544,969	—
5.5% Convertible Senior Notes due 2011	400,000	400,000
Accrued interest	1,599,347	591,751
Derivative instruments	137,447	—
Accrued expenses	807,181	1,191,000
Total	14,745,072	8,057,050

NONCURRENT LIABILITIES
5.5% Convertible Senior Notes due 2015, net of unamortized discount of $24,975,245 as of March 31, 2011 and $25,682,482 as of December 31, 2010	20,192,755	19,485,516
Long-term debt	—	6,544,969
Deferred income from sale of assets	2,817,468	2,868,081
Asset retirement obligation	1,145,092	1,119,561
Derivative instruments	10,641	—
Total	24,165,956	30,018,127

STOCKHOLDERS’ EQUITY
Series B Convertible Preferred stock - $0.001 par value; 20,000 shares authorized; zero shares outstanding	—	—
Series C Convertible Preferred stock - $0.001 par value; 2,000,000 shares authorized; 191,000 shares outstanding as of March 31, 2011 and 225,600 shares outstanding as of December 31, 2010	191	226
Common stock - $.0001 par value; 600,000,000 shares authorized; 127,022,415 shares issued and 126,948,715 outstanding as of March 31, 2011 and 121,255,748 shares issued and 121,182,048 outstanding as of December 31, 2010	12,702	12,126
Additional paid-in capital	257,448,415	257,327,315
Accumulated deficit	(216,866,597)	(215,274,120)
Less cost of treasury stock of 73,700 common shares	(130,295)	(130,295)
Total	40,464,416	41,935,252

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$79,375,444	$80,010,429

GASCO ENERGY, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended March 31,
	2011	2010

REVENUES
Gas	$3,703,031	$5,125,900
Oil	566,074	659,693
Gathering	—	595,942
Total	4,269,105	6,381,535

OPERATING EXPENSES
Lease operating	1,341,432	942,188
Gathering operations	—	375,848
Transportation and processing	801,715	239,255
Depletion, depreciation, amortization and accretion	849,824	876,599
Inventory loss	—	4,643
General and administrative	1,126,163	3,086,083
Total	4,119,134	5,524,616

OPERATING INCOME	149,971	856,919

OTHER (EXPENSE) INCOME
Interest expense	(1,863,895)	(1,351,162)
Derivative gains	63,953	3,344,485
Amortization of deferred income from sale of assets	50,613	16,871
Interest income	6,881	15,135
Total	(1,742,448)	2,025,329

NET (LOSS) INCOME	$(1,592,477)	$2,882,248

NET (LOSS) INCOME PER COMMON SHARE BASIC AND DILUTED	$(0.01)	$0.03

GASCO ENERGY, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Three Months Ended
	March 31,
	2011	2010
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	(1,592,477)	$2,882,248
Adjustment to reconcile net income (loss) to net cash provided by operating activities
Depletion, depreciation, amortization, accretion and impairment expense	849,824	876,599
Stock-based compensation	169,900	542,006
Change in fair value of derivative instruments	342,047	(3,657,030)
Amortization of debt discount, deferred expenses and other	736,946	155,279
Changes in operating assets and liabilities:
Accounts receivable	79,178	112,449
Inventory	676	(16,685)
Prepaid expenses	36,566	(354,647)
Accounts payable	(703,450)	(390,810)
Revenue payable	423,929	366,793
Accrued interest	1,007,596	893,751
Accrued expenses	(432,946)	(269,106)
Net cash provided by operating activities	917,789	1,140,847

CASH FLOWS FROM INVESTING ACTIVITIES
Cash paid for furniture, fixtures and other	(892)	—
Cash paid for acquisitions, development and exploration	(1,957,569)	(2,015,134)
Proceeds from sale of assets	—	24,250,000
Increase (decrease) in advances from joint interest owners	(791,349)	1,078,190
Net cash (used in) provided by investing activities	(2,749,810)	23,313,056

CASH FLOWS FROM FINANCING ACTIVITIES
Borrowings under line of credit	1,000,000	—
Repayment of borrowings	—	(29,000,000)
Cash paid for debt issuance costs	(65,000)	—
Payment of deposit	—	(500,000)
Net cash (used in) provided by financing activities	935,000	(29,500,000)

NET DECREASE IN CASH AND CASH EQUIVALENTS	(897,021)	(5,046,097)

CASH AND CASH EQUIVALENTS:
BEGINNING OF PERIOD	1,994,542	10,577,340
END OF PERIOD	$1,097,521	$5,531,243